Exhibit 10.30

SECOND AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This Second Amendment is made on the 27th day of September 2011, by and between STEPHEN P. HERBERT (“Herbert”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

Background

USA and Herbert entered into an Amended and Restated Employment and Non-Competition Agreement dated September 29, 2009 and a First Amendment thereto dated April 14, 2011 (collectively, the “Employment Agreement”). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Amendments.

A.          Subsection D. of SECTION 2. Compensation and Benefits of the Employment Agreement is hereby deleted and the following new Subsection D. substituted in its place:

“D.           On the date of the execution and delivery by each of USA and Herbert of this Second Amendment, USA shall issue to Herbert 100,000 shares of Common Stock in exchange for agreeing to delete Section 13.B of his Employment Agreement relating to excess parachute tax gross up payments. These shares shall vest as follows: 33,333 on the date hereof; 33,333 on September 27, 2012; and 33,334 on September 27, 2013. The shares shall be issued pursuant to USA’s 2011 Stock Incentive Plan, and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement.

Herbert acknowledges that the issuance of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding or payroll tax obligations of USA) attributable to the issuance of the shares. Not later than the business day following the date on which the shares are included in the taxable income of Herbert, Herbert shall satisfy USA’s withholding or payroll tax obligations in connection with such shares by either (a) the delivery by Herbert to USA of a cash payment equal to the amount of the withholding or payroll tax obligations, or (b) the assignment and transfer by Herbert to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder to Herbert or any other shares of Common Stock owned by Herbert) having a value equal to the withholding or payroll tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.”

B. The following new sentence shall be added to the end of subparagraph F. of

SECTION 2. Compensation and Benefits of the Employment Agreement:

“Effective as of September 27, 2011, Herbert agrees and acknowledges that the entire amount of any and all premiums to be paid by USA for the supplemental long-term disability policy covering Herbert shall be includible as part of Herbert’s taxable wages from USA, and shall be subject to appropriate withholding and payroll tax obligations.”

C.           Subsection G of SECTION 2. Compensation and Benefits of the Employment Agreement is hereby deleted and the following new subsection G substituted in its place:

“G. During the Employment Period, USA shall pay to Herbert an automobile allowance in the amount of $17,875 per annum, payable in equal semi-monthly installments.”

D.          Subparagraph D(ii) of SECTION 4. Termination of the Employment Agreement is hereby deleted and the following new subparagraph substituted in its place:

“(ii)          If USA terminates Herbert’s employment hereunder with Cause at any time during the Employment Period, Herbert will only be entitled to receive the following compensation and benefits:
(a) On or before the termination of Herbert’s employment, USA shall pay Herbert his base salary through the date of termination;
(b) all bonuses earned or vested on or before the date of termination;  and
(c) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.”

E.          Subsection B Excess Parachute Payment Tax Gross Up of SECTION 13. Special Tax Provisions is hereby deleted in its entirety from the Employment Agreement.

2.           Modification.  Except as otherwise specifically set forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3.           Effective Time.  The amendments to the Employment Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the day and year first above written.

/s/ Stephen P. Herbert
STEPHEN P. HERBERT

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer

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